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ComEd Filing to Provide Savings to Customers from Corporate Tax Decrease
Decrease expected to save the average residential ComEd customer $2-$3 on monthly bill

CHICAGO (January 5, 2018) – Today ComEd is filing a petition with the Illinois Commerce Commission (ICC) seeking approval to pass along approximately $200 million in tax savings to its customers in 2018. If approved by the ICC, the average ComEd residential customer can expect to see an estimated $2-$3 decrease on their monthly bill related to the tax reduction.

The Tax Cuts and Jobs Act (TCJA), which was signed into law on Dec. 22, 2017 and became effective on Jan. 1, 2018, decreased the corporate tax rate from 35 percent to 21 percent, reducing the amount of federal income tax ComEd will have to pay.

A new rate case process, established by the Illinois General Assembly in 2011 with passage of the Smart Grid law, ensures that cost savings such as these are passed on to ComEd customers.  The ICC is moving expeditiously to oversee the process so customers can obtain the lower costs beginning in the first quarter 2018, rather than 2020.

“ComEd is able to promptly provide Illinois customers with the benefits of the federal tax reduction as a result of the fast action of the Illinois Commerce Commission and the new rate case design introduced by the Illinois General Assembly in the 2011 Smart Grid law.  The Smart Grid law has delivered best on record reliability, thousands of jobs and now the prompt return of tax reduction benefits to Illinois consumers,” said Anne Pramaggiore, ComEd President and CEO.

Assuming approval by the Commission, ComEd will begin to reflect the benefits of the tax savings as early as first quarter 2018 through reduced costs on bills.

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), the nation’s leading competitive energy provider, with approximately 10 million customers. ComEd provides service to approximately four million customers across northern Illinois, or 70 percent of the state’s population. For more information visit ComEd.com, and connect with the company on Facebook, Twitter and YouTube.